EXHIBIT 21.1

                         SUBSIDIARIES OF THE REGISTRANT

                                         STATE OR
                                       COUNTRY OF
              NAME                    INCORPORATION          TRADE NAME
------------------------------------  ------------  --------------------------
1. Tanknology Environmental
     Services, Inc. ................    Delaware    TES, Inc.
2. Tanknology/Engineered
     Systems, Inc. .................    Delaware    Engineered Systems, Inc.
3. Tanknology Worldwide, Inc. ......    Delaware    TW, Inc.
4. Tanknology of Illinois, Inc. ....    Delaware    Tanknology of Illinois, Inc.
5. Energy Recovery Resources, Inc. .    Delaware    James Waste Oil Service